EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
September 14, 2005

PRESS CONTACTS:
Jane Gideon
Incendio International for Activant Solutions
Tel: 1-415-293-8259
jane@incendiopr.com
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             ACTIVANT SOLUTIONS COMPLETES ACQUISITION OF PROPHET 21

Acquisition Bolsters Activant's Position in the Wholesale Distribution Market Segment

AUSTIN, Texas, September 14, 2005 -- Activant Solutions Inc(TM), a leading provider of vertical business management solutions, today announced that it has completed its acquisition of Prophet 21(R) Inc. and is moving forward with the integration of the two companies. With the addition of Prophet 21, Activant solidifies its position as a leading technology provider to the wholesale distribution segment. Activant is a premier business management solutions provider to the wholesale distribution, hardware and home center, automotive aftermarket and lumber and building materials vertical markets serving over 23,000 customer locations. Company contact information will remain the same, and Prophet 21's offices will remain open and fully operational.

ABOUT ACTIVANT SOLUTIONS
Activant Solutions Inc. ("Activant") is a leading technology provider of business management solutions serving small and medium-sized businesses in four primary vertical markets: hardware and home center, lumber and building materials, the automotive parts aftermarket and wholesale distribution. Founded in 1972, Activant provides customers with tailored proprietary software, professional services, content, supply chain connectivity, and analytics. Over 23,000 customer locations use Activant to manage their day-to-day operations. Activant's systems are designed to help customers increase sales, boost productivity, operate more cost-efficiently, improve inventory turns and enhance trading partner relationships. Headquartered in Austin, Texas, Activant has operations in California, Colorado, Illinois, Pennsylvania, South Carolina, Utah, Canada, Ireland and the United Kingdom. For more information, please visit www.activant.com.

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The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements as to industry trends, future products or services, and products or service line growth or performance. Investors are cautioned that forward-looking statements are
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